Exhibit 99.1

Rural Cellular Corporation Common Stock

 Delisted from

Nasdaq National Market

For Immediate Release

December 17, 2002—Alexandria, MN—Rural Cellular Corporation (“RCC, the Company”) today announced that the Nasdaq Listing Qualifications Panel has denied its request for continued listing of its common stock on the Nasdaq National Market. As a result, the RCC’s common stock will be delisted from the Nasdaq National Market effective at the opening of business on December 18, 2002.

As previously reported, the Company received a Nasdaq Staff Determination letter on October 9, 2002, indicating that the Company failed to comply with the minimum bid price requirement for continued listing on the Nasdaq National Market. The Staff Determination letter informed the Company that, due to such non-compliance, the Company’s common stock was subject to delisting from the Nasdaq National Market. As permitted by Nasdaq rules, the Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. That hearing was held on November 22, 2002.

The Company expects that its common stock will be quoted on the OTC Bulletin Board under the symbol RCCC.OB on December 18, 2002. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter securities. Information regarding the OTC Bulletin Board is available at www.otcbb.com. Despite the delisting from the Nasdaq National Market, the Company will remain a public reporting company under Securities and Exchange Commission rules. The Company expects to reconsider its listing options in the future, based upon its financial condition and stock price.

Richard P. Ekstrand, president and chief executive officer of the Company, stated: “In light of RCC’s record financial performance in 2002, we are obviously disappointed by the Panel’s decision, yet we continue to believe in RCC’s mission of efficient growth and eventual profitability.”

Ekstrand added, “As market conditions within the telecommunications sector improve, we look forward to reconsidering RCC’s future listing options.”

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward Looking Statements

Statements about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed from time to time in RCC’s  Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451
Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156
World Wide Web address: http://www.rccwireless.com

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